Exhibit 10.1

WM COFFMAN LLC

June 4, 2010

PNC Bank, National Association, as Agent

One Piedmont Town Center

4720 Piedmont Row Drive, Suite 300

Charlotte, NC 28210

Attn: Mr. Bryan Shia

Re:          Acknowledgment of Events of Default and Peaceful Possession Letter

Gentlemen:

Reference is made to that certain Revolving Credit, Term Loan and Security Agreement dated as of June 8, 2009 by and among WM Coffman LLC (“Borrower”), the financial institutions set forth on the signature pages thereto (each a “Lender” and collectively, “Lenders”) and PNC Bank, National Association (“PNC”), as agent for Lenders (in such capacity, the “Agent”) (as heretofore and hereafter amended, supplemented and/or otherwise modified the “Loan Agreement”). All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

As of May 25, 2010 there is presently due and owing to Agent and Lenders the principal amount of $4,376,411.31 exclusive of accrued interest from May 1, 2010 through and including such date and exclusive of other accrued amounts properly chargeable under the Loan Agreement and the Other Documents (collectively, the “Amount Due”, which the Borrower acknowledges may fluctuate from time to time from and after such date). The Borrower’s Obligations, including without limitation the Amount Due, (i) are due and owing without defense, offset or counterclaim of any kind or nature whatsoever, and (ii) are secured by a valid and enforceable lien and/or security interest in Agent’s favor of substantially all of Borrower’s assets, including without limitation accounts, general intangibles, books and records, merchandise, inventory, goods, patents, trademarks, trade names, licenses, and the proceeds and products thereof (collectively, the “Collateral”).

The Borrower acknowledges that, after February 22, 2010, a material adverse change in the Borrower’s business and assets occurred as a result of the termination by the Borrower’s landlord of the Borrower’s real property lease for its facility in Marion, Virginia, and that such event constituted a Forbearance Default under that certain Forbearance and Amendment Agreement, dated as of February 22, 2010, by and between the Borrower, the Lenders and the Agent.

Because of the occurrence and existence of a Forbearance Default and the inability of the Borrower to pay and/or perform its indebtedness and/or obligations to Agent and Lenders, notwithstanding anything to the contrary set forth in that certain Forbearance and Amendment Agreement dated as of February 19, 2010 by and between the Borrower and PNC as Agent and Lender, effective as of the date and time of occurrence of the closing of the WMC Resources Sale (as such term is defined below):

(a)                                  the Borrower hereby consents to Agent’s exercise of all rights of possession in and to the Collateral consistent with the Loan Agreement, the Other Documents and applicable law, including without limitation the UCC, to be disposed of consistent with the Loan Agreements, the Other Documents and applicable law, including without limitation the UCC;

(b)                                 the Borrower hereby acknowledges that it has received from Agent due, proper, timely and sufficient notification pursuant to Part 6 of Article 9 of the Uniform Commercial Code as adopted in the State of North Carolina or the equivalent provision of any relevant state’s Uniform Commercial Code (“UCC”), including without limitation under UCC § 9-611 as to the sale, license or other disposition by Agent and Lenders of the Collateral. The Borrower further acknowledges that, due to its financial condition, the Borrower has no means or ability to exercise its right to redeem the Collateral.

(c)                                  the Borrower hereby consents to Agent’s private sale, pursuant to UCC § 9-610, of substantially all of the Borrower’s right, title and interest in and to the Collateral other than the Borrower’s machinery and equipment located at Marion, Virginia (such excluded assets being referred to hereinafter as the “Marion Fixed Assets”), to WM Coffman Resources LLC (“WMC Resources”) or its designee(s) on or after June 4, 2010 pursuant to the terms and conditions of that certain Foreclosure Agreement dated as of June 4, 2010 by and between Agent as seller and WMC Resources as buyer (the “WMC Resources Sale”);

(d)                                 the Borrower hereby consents to Agent’s private sale, pursuant to UCC §9-610, of the Marion Fixed Assets to Industrial Recovery Service, Inc. and Koster Industries, Inc. (collectively, “IRS/Koster”) on or after June 23, 2010 pursuant to the terms and conditions of that certain Purchase Agreement dated as of May 19, 2010 by and between Agent as seller and IRS/Koster as buyer, contemporaneous with an internet-only auction and sale of the Marion Fixed Assets by IRS/Koster (collectively, the “IRS/Koster Sale”); and

(e)                                  The Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power to change the Borrower’s legal name to a name that has no resemblance or connection to, and is not likely to be identified or associated with, the Borrower’s current legal name.

This letter also serves as an authorization to any employee of the Borrower or any third party to grant Agent, and the Borrower hereby grants Agent, consistent with the Loan Documents, the Other Documents, the UCC, applicable law and the contractual and/or lease rights of third parties, full and complete access to any and all of its premises where the Collateral is located to allow Agent to take possession of the Collateral in order to enforce Agent’s and Lenders’ rights against and collect the indebtedness due to from the Borrower. In addition, consistent with the Loan Documents, the Other Documents, the UCC, applicable law and the contractual and/or lease rights of third parties, Agent may designate a custodian who shall have the right, among other things, to change the locks on all gates and doors providing access to such premises or the Collateral but without denying the Borrower access thereto. Agent and Lenders shall not require the Borrower to expend any funds or incur any out-of-pocket expenses further to the matters set forth in this paragraph, but any expenses incurred by Agent and/or Lenders further to the matters set forth in this paragraph shall be Obligations as and to the extent set forth in the Loan Agreement.

The Borrower hereby agrees to execute and deliver to Agent, Lenders or any purchaser of the Collateral at any public or private sale or other disposition such documents, instruments and agreements as Agent may reasonably request in connection with the sale of such Collateral. Agent and Lenders shall not require the Borrower to expend any funds or incur any out-of-pocket expenses further to the matters set forth in this paragraph, but any expenses incurred by Agent and/or Lenders further to the matters set forth in this paragraph shall be Obligations as and to the extent set forth in the Loan Agreement.

The Borrower knowingly and intelligently waives any rights it may have to notice and a hearing before a court of competent jurisdiction and consents to Agent’s and/or Lenders’ entry on the premises where the Collateral is located for the purposes set forth herein.

The Borrower further acknowledges that it has been represented by legal counsel with respect to the negotiation and execution of this letter and the transactions contemplated and/or described hereby, and that the Borrower’s legal counsel has reviewed this letter prior to its execution by the Borrower.

The Borrower reserves and retains all of its rights under applicable law, including without limitation the UCC, to an accounting of the proceeds of any disposition of the Collateral and to the turnover of any surplus proceeds from the disposition of the Collateral.

This letter shall only become effective upon (a) the execution and delivery of the Mutual Release Agreement dated June 4, 2010 between and among the Agent and P&F Industries, Inc., and certain of its affiliates, (b) the execution and delivery of the Mutual General Release dated June 4, 2010 between and among the Borrower and P&F Industries, Inc., and certain of its affiliates, and (c) the payment into the Borrower’s operating account (the “Accrued Expense Account”) at closing the amount of $411,503.27 dedicated to the payment of the following accrued and unpaid costs and expenses of the Borrower (“Accrued Expenses”):

Payroll (Hourly)	$26,926.93
Payroll (Salary)	$18,804.77
Payroll Taxes	$42,078.12
Quarterly Payroll Taxes	$11,418.84
401 K	$14,267.56
Accrued Vacation	$52,790.52
Medical (Trigon)	$48,000.00
Sales and Property Taxes	$91,626.49
Check Clearing (Estimate)	$105,590.04

Total Disbursements at Closing	$411,503.27

After the closing of the WMC Resources Sale, disbursements, if any, shall only be made from the Accrued Expense Account to pay Accrued Expenses, and any surplus, after payment in full of the Accrued Expenses, shall be remitted to the Agent; provided further that the Borrower acknowledges and agrees that all amounts in the Accrued Expense Account remain Agent’s Collateral subject to Agent’s security interest in and Lien thereon. Agent shall not sweep, or cause to be swept, the Accrued Expense Account until such time as all Accrued Expenses have been paid in full or as otherwise agreed to by Agent and the Borrower.

Very truly yours,

WM COFFMAN LLC

By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Manager